EXHIBIT 21

NAME OF SUBSIDIARY                      STATE OF INCORPORATION
1.   First Option Health Plan                   New Jersey
     of New Jersey, Inc.

2.   First Option Health Plan of                New York
     New York, Inc.

3.   First Option Health Plan of                Pennsylvania
     Pennsylvania, Inc.

4.   First Option Health Plan
     of Delaware, Inc.                          Delaware

5.   First Option Health Plan of                Maryland
     Maryland, Inc.

6.   FOHP Agency, Inc.                          New Jersey

7.   First Option Dental, Inc.                  New Jersey